Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2020 Employee Share Purchase Plan of Fiverr International Ltd. of our reports dated February 22, 2024, with respect to the consolidated financial statements of Fiverr International Ltd., and the effectiveness of internal control over financial reporting of Fiverr International Ltd., included in its Annual Report (Form 20-F) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ KOST FORER GABBAY & KASIERER A Member of EY Global February 22, 2024 Tel-Aviv, Israel